Exhibit 99.1
PDS Biotech Reports Second Quarter 2022 Financial Results and Provides Business Update

•	Announced results from two of the ongoing Phase 2 clinical trials of PDS0101 in multiple, difficult-to-treat HPV16-related cancers presented at the American Society of Clinical Oncology meeting
•	Promising pre-clinical data on universal flu vaccine program presented at American Society of Virology meeting
•	Company to host conference call and webcast today at 8:00 AM EDT

FLORHAM PARK, N.J., Aug. 8, 2022 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® and Infectimune™ T cell-activating technologies, will discuss its financial results for the quarter ended June 30, 2022 and provide a business update on its conference call today.

Recent Business Highlights:

•
Granted Fast Track Designation by U.S. Food and Drug Administration (FDA) for PDS0101 in combination with KEYTRUDA® (pembrolizumab) for the treatment of recurrent or metastatic HPV16-positive head and neck cancer.

•
Presented data from 17 evaluable patients (efficacy) enrolled in the VERSATILE-002 Phase 2 clinical trial at the American Society of Clinical Oncology (ASCO) 2022 Annual Meeting, demonstrating clinical efficacy (objective response rate [ORR] plus stable disease) in 76.5% of patients.

•	Announced acceptance of clinical trial application to expand VERSATILE-002 Phase 2 trial of PDS0101 in combination with KEYTRUDA® (pembrolizumab) into the United Kingdom.

•	Presented data from 30 patients enrolled in National Cancer Institute-led triple combination Phase 2 clinical trial of PDS0101 in advanced, refractory HPV-positive cancers at ASCO 2022:

o	88% of checkpoint inhibitor (CPI)-naïve patients achieving an ORR (tumor shrinkage >30%). In published studies with CPI monotherapy, ORR ranged from 13-24%.

o	77% of CPI refractory patients were alive at a median of 12 months. In published studies, historical median survival rates for CPI refractory patients is 3-4 months.

•
Presented data from pre-clinical universal flu vaccine program at the American Society of Virology meeting, demonstrating the ability of PDS0202, the Company’s Infectimune™ candidate formulated with Computationally Optimized Broadly Reactive Antigens (or COBRA) influenza antigens, to neutralize multiple strains of influenza, including H1N1, and provide protection against infection with lethal challenge in animals.

•	Strengthened leadership team with addition of Spencer Brown as Senior Vice President and General Counsel, and Sanjay Zaveri as Senior Vice President, Business Development.

“We made tremendous progress this quarter with our lead candidate, PDS0101, across all four ongoing Phase 2 clinical trials, and also with our advancing oncology pipeline candidates PDS0102 and PDS0103,” stated Dr. Frank Bedu-Addo, President and Chief Executive Officer of PDS Biotech. “Our clinical data at this year’s ASCO meeting not only solidified our confidence in our Versamune™ platform, but also in the potential of PDS0101 to make a meaningful difference in the treatment of advanced HPV16-positive cancer patients with significant unmet needs. With these data, we are hopeful that our upcoming meetings with the FDA will clarify our regulatory path forward for PDS0101.”

Dr. Bedu-Addo further commented, “We are also encouraged by the pre-clinical data from our PDS0202 universal flu vaccine candidate which we believe has the potential to transform the global approach to protecting the population against the flu virus. We believe we are well positioned to continue our drive to deliver significant value to both patients and our shareholders.”

Second Quarter 2022 Financial Results
Net loss for the three months ended June 30, 2022 was approximately $5.8 million, or ($0.20) per basic share and diluted share, compared to a net loss of approximately $0.6 million, or ($0.03) per basic share and diluted share, for the three months ended June 30, 2021. The higher net loss reported for the three months ended June 2022 is primarily due to additional costs for expansion of the Company’s research and development, including costs associated with our ongoing clinical trials, additional general and administrative costs, and lower income tax benefit.

Research and development expenses increased to $3.8 million for the three months ended June 30, 2022 from $2.8 million for the three months ended June 30, 2021. The increase of $1.0 million in 2022 was primarily attributable to an increase of $0.4 million in clinical study and research costs, $0.7 million in personnel costs, and $0.1 million in facilities, partially offset by a decrease of $0.2 million in manufacturing services.

General and administrative expenses increased to $3.3 million for the three months ended June 30, 2022 from $2.3 million for the three months ended June 30, 2021. The increase of $1.0 million is primarily attributable to an increase of $0.8 million in personnel costs and $0.2 million in legal fees.

Total operating expenses were approximately $7.1 million for the three months ended June 30, 2022, from approximately $5.1 million for the three months ended June 30, 2021.

PDS Biotech’s cash balance as of June 30, 2022 was approximately $53.0 million.

Conference Call and Webcast
The conference call is scheduled to begin at 8:00 AM EDT today, August 8, 2022. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and reference conference ID 13731437. To access the webcast, please use the following link. The event will be archived in the investor relations section of PDS Biotech’s website for six months.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune® and Infectimune™ T cell-activating technology platforms. We believe our targeted Versamune® based candidates have the potential to overcome the limitations of current immunotherapy by inducing large quantities of high-quality, highly potent polyfunctional tumor specific CD4+ helper and CD8+ killer T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including record inflation, unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19 and the ongoing military conflict between Russia and Ukraine. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
pdsb@cg.capital

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$52,984,672	$65,242,622
Prepaid expenses and other	2,757,910	1,597,569
Total current assets	55,742,582	66,840,191

Property and equipment, net	-	86
Operating lease right-to-use asset	258,188	357,611

Total assets	$56,000,770	$67,197,888

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,877,991	$1,309,403
Accrued expenses	2,302,921	2,187,704
Operating lease obligation-short term	335,012	258,924
Total current liabilities	4,515,924	3,756,031

Noncurrent liability:
Operating lease obligation-long term	59,650	231,430
Total Liabilities:	$4,575,574	$3,987,461

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at June 30, 2022 and December 31, 2021, 28,458,688 shares and 28,448,612 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	9,391	9,387
Additional paid-in capital	126,412,089	123,904,602
Accumulated deficit	(74,996,284)	(60,703,562)
Total stockholders' equity	51,425,196	63,210,427

Total liabilities and stockholders' equity	$56,000,770	$67,197,888

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development expenses	$3,761,646	$2,764,195	$8,922,961	$4,177,252
General and administrative expenses	3,331,006	2,341,828	6,648,913	3,978,044
Total operating expenses	7,092,652	5,106,023	15,571,874	8,155,296

Loss from operations	(7,092,652)	(5,106,023)	(15,571,874)	(8,155,296)

Interest income	74,547	604	80,247	1,259

Loss before income taxes	(7,018,105)	(5,105,419)	(15,491,627)	(8,154,037)
Benefit for income taxes	1,198,905	4,516,488	1,198,905	4,516,488
Net loss and comprehensive loss	(5,819,200)	(588,931)	(14,292,722)	(3,637,549)

Per share information:
Net loss per share, basic and diluted	$(0.20)	$(0.03)	$(0.50)	$(0.16)

Weighted average common shares outstanding, basic, and diluted	28,451,579	23,160,371	28,450,104	22,714,581

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(14,292,722)	$(3,637,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,477,574	699,219
Stock-based 401K company common match	-	35,747
Depreciation expense	86	3,133
Operating lease expense	120,514	120,514
Changes in assets and liabilities:
Prepaid expenses and other assets	(1,160,341)	(687,524)
Accounts payable	568,588	960,139
Accrued expenses	115,217	(265,530)
Operating lease liabilities	(116,783)	(84,115)
Net cash used in operating activities	(12,287,867)	(2,855,966)

Cash flows from financing activities:
Proceeds from exercise of stock options	29,917	220,603
Proceeds from issuances of common stock, net of issuance costs	-	48,544,998
Net cash provided by financing activities	29,917	48,765,601

Net (decrease) increase in cash and cash equivalents	(12,257,950)	45,909,635
Cash and cash equivalents at beginning of period	65,242,622	28,839,565

Cash and cash equivalents at end of period	$52,984,672	$74,749,200